Exhibit 99.1
News Release
Approach Resources Inc.
Reports Results for First Quarter 2009
     Fort Worth, Texas, May 5, 2009 — Approach Resources Inc. (NASDAQ: AREX) today reported first quarter 2009 financial and operating results.
Highlights
     Highlights for the first quarter of 2009 (compared to first quarter of 2008) include:
•	Production increased 28% to 2.5 Bcfe (28.1 MMcfe/d)
•	Production was 70% natural gas and 30% oil and NGLs, compared to 84% natural gas and 16% oil and NGLs in the first quarter of 2008
•	Revenues decreased 47% to $10.1 million, on a 59% drop in average realized commodity prices (before the effect of commodity derivatives) to $3.98 per Mcfe and a 46% drop in average realized commodity prices (after the effect of commodity derivatives) to $5.24 per Mcfe
•	Net income decreased 69% to $868,000, or $0.04 per diluted share
•	Adjusted net (loss) income (a non-GAAP measure) decreased 109% to a loss of $548,000, or $0.03 per diluted share
•	EBITDAX (a non-GAAP measure) decreased 45% to $8.3 million, or $0.40 per diluted share
First Quarter 2009 Results
     Production for the first quarter of 2009 totaled 2.5 Bcfe (28.1 MMcfe/d), compared to 2.0 Bcfe (21.7 MMcfe/d) produced in the first quarter of 2008, an increase of 28%. First quarter of 2009 production was 70% natural gas and 30% oil and NGLs, compared to 84% natural gas and 16% oil and NGLs in the first quarter of 2008.
     Revenues for the first quarter of 2009 totaled $10.1 million, compared to revenues of $19 million for the first quarter of 2008. Revenues for the first quarter of 2009 were negatively impacted by a sharp decline in realized commodity prices over the prior year quarter. Average realized natural gas, oil and NGL prices for the first quarter of 2009, before the effect of commodity derivatives, were $3.73 per Mcf, $34.37 per Bbl and $20.99 per Bbl, respectively, versus $8.93 per Mcf, $97.91 per Bbl and $50.95 per Bbl, respectively, for the first quarter of 2008. The Company’s average realized price, including the effect of commodity derivatives, was $5.24 per Mcfe for the first quarter of 2009, compared to $9.64 per Mcfe for the first quarter of 2008, a decrease of 46%. Of the $8.9 million decrease in revenues, approximately $11.3 million was attributable to a decrease in oil and gas prices, which was partially offset by approximately $2.4 million attributable to an increase in production from Cinco Terry.

     Net income for the first quarter of 2009 was $868,000, or $0.04 per diluted share, compared to net income of $2.8 million, or $0.13 per diluted share, for the first quarter of 2008. Net income for the first quarter of 2009 included a pre-tax, unrealized gain on commodity derivatives of $2.1 million. Excluding the unrealized gain on commodity derivatives and related income taxes, adjusted net (loss) income (a non-GAAP measure) for the first quarter of 2009 was a loss of $548,000, or $0.03 per diluted share, compared to adjusted net income of $5.9 million, or $0.29 per diluted share, for the first quarter of 2008. See “Supplemental Non-GAAP Financial and Other Measures” below for our reconciliation of adjusted net (loss) income to net income.
     In addition to lower realized commodity prices, net income and adjusted net income for the first quarter of 2009 were negatively impacted by an increase in our effective income tax rate to 63.7% for the three months ended March 31, 2009, as described in more detail below.
     EBITDAX (a non-GAAP measure) for the first quarter of 2009 was $8.3 million, or $0.40 per diluted share, compared to $15.2 million, or $0.73 per diluted share, for the first quarter of 2008. See “Supplemental Non-GAAP Financial and Other Measures” below for our reconciliation of EBITDAX to net income.
     Lease operating expenses (“LOE”) for the first quarter of 2009 were $2.4 million ($0.94 per Mcfe), compared to $1.4 million ($0.71 per Mcfe) in the first quarter of 2008. The increase in LOE over the prior year period was primarily a result of increased activities in our Cinco Terry field. Initial compression was installed in Cinco Terry during the first quarter of 2008 and has increased as a result of additional facilities required to compress and treat the natural gas produced from Cinco Terry. Compression and treating costs also included higher repair and maintenance costs attributable to the compression and treating facilities in both Cinco Terry and Ozona Northeast. In addition, the increase in LOE during the three months ended March 31, 2009 was partially attributable to a rise in estimated ad valorem taxes and actual well-related repair and maintenance costs. We do not expect the level of LOE for the balance of 2009 to differ materially from the first quarter of 2009.
     Severance and production taxes for first quarter of 2009 were $430,000, or 4.3% of oil and gas sales, compared to $753,000, or 4.0% of oil and gas sales, in the first quarter of 2008.
     General and administrative (“G&A”) expenses for the first quarter of 2009 were $2.8 million ($1.11 per Mcfe), compared to $1.9 million ($0.98 per Mcfe) in the first quarter of 2008. Higher G&A expenses in the first quarter of 2009 were due to higher share-based compensation resulting from timing of payment of 2009 annual director fees, as well as higher salaries and related employee benefit costs attributable to our increase in staff from the prior year period. Except for $377,000 in non-cash, share-based compensation expense for 2009 annual director fees incurred in the first quarter of 2009, we do not expect the level of G&A expenses for the balance of 2009 to differ materially from the first quarter of 2009.
     Depletion, depreciation and amortization (“DD&A”) expenses for the first quarter of 2009 were $6.9 million ($2.74 per Mcfe), compared to $5.2 million ($2.64 per Mcfe) for the prior year quarter. The increase in DD&A expenses was primarily due to increased production and higher capital costs, partially offset by an increase in our estimated proved reserves at December 31, 2008.
     Our income tax provision was $1.5 million for the three months ended March 31, 2009 and 2008. Our effective income tax rate for the three months ended March 31, 2009 was 63.7%, compared with 35% for the three months ended March 31, 2008. The increase in the effective rate resulted primarily from a change in our estimated income tax expenses for the year ended December 31, 2008, along with an increased impact of permanent differences between book and taxable income and increased effective state income tax rates. We expect the effective income tax rate to be approximately 39% for the remainder of 2009.

Capital Expenditures and Drilling Operations
     Capital expenditures for drilling and development in the first quarter of 2009 totaled $13.2 million, and included the completion of 10 gross (five net) wells that were waiting on completion at December 31, 2008. During the first quarter of 2009, we drilled a total of 13 (6.5 net) wells in Cinco Terry, four (two net) of which were completed as producers, seven (3.5 net) of which were in various stages of completion at March 31, 2009 and two (one net) of which were non-productive. Our estimated average daily net production for the month of April 2009 was 25.7 MMcfe/d. Production for the month of April 2009 was negatively impacted by partial curtailment over approximately four days in Ozona Northeast due to scheduled maintenance at a downstream NGL fractionation facility.
     As previously announced, due to the continued weakness in commodity prices, we did not extend the contracts for our two remaining drilling rigs after March 31, 2009, and we released these rigs during the first week of April 2009. We currently expect that our capital expenditures for the year ending December 31, 2009 could range from $15 million to $25 million. We intend to fund our 2009 capital expenditures with internally-generated cash flow, with any excess cash flow applied to debt, working capital obligations or strategic acquisitions. Our capital expenditure budget is subject to change depending upon a number of factors, including economic and industry conditions at the time of drilling, prevailing and anticipated prices for oil and gas, the results of our development and exploration efforts, the availability of sufficient capital resources to us and other participants for drilling prospects, our financial results, the availability of leases on reasonable terms and our ability to obtain permits for the drilling locations.
Recent Acreage Acquisition
     In April 2009, we acquired an additional 2,702 gross (1,396 net) acres of leasehold interests adjacent to our Cinco Terry field in Crockett County, Texas through The University of Texas System’s April lease sale process. We believe the acreage is prospective for Ellenburger and Canyon Sands production. This purchase, plus additional purchases made during the first quarter of 2009, expands our Cinco Terry project to a total of 50,226 gross (20,994 net) acres.
Liquidity and Commodity Derivatives Update
     We have a $200 million revolving credit facility with a $100 million borrowing base, of which $47.7 million and $47 million were drawn at March 31, 2009 and April 30, 2009, respectively. As previously announced, our borrowing base was reaffirmed on April 1, 2009 based on our 2008 year-end estimated proved reserves of 211.1 Bcfe.
     As of April 30, 2009, we had the following commodity derivatives positions outstanding:

	Volume (MMBtu)		$/MMBtu
Period	Monthly	Total	Floor	Ceiling	Fixed

NYMEX — Henry Hub
Costless collars 2009	180,000	1,620,000	$7.50	$10.50
Costless collars 2009	130,000	1,170,000	$8.50	$11.70
Fixed price swaps 2nd — 4th quarter 2009	150,000	1,350,000			$4.50
Fixed price swaps 2010	150,000	1,800,000			$5.85
WAHA differential
Fixed price swaps 2009	200,000	1,800,000			$(0.61)
Fixed price swaps May and June 2009	300,000	600,000			$(0.67)
Fixed price swaps 3rd quarter 2009	300,000	900,000			$(0.58)
Fixed price swaps 2010	415,000	4,980,000			$(0.71)

Management Comments
     J. Ross Craft, the Company’s President and Chief Executive Officer, commented, “During the first quarter of 2009, our production increased 28% compared to the first quarter of 2008, and production from our Cinco Terry field increased 220% compared to the first quarter of 2008. Cinco Terry is driving our oil and NGL production as well, which increased 140% from the prior year period. Our production growth, however, was offset by the steep decline in commodity prices. Despite the prevailing commodity price environment, we continue to maintain a strong balance sheet. At the end of the first quarter of 2009, our long-term debt-to-capital ratio was just 17%. During this time of suppressed commodity prices, we intend to focus on paying down our debt and evaluating opportunities that emphasize our expertise and can create long-term value for our stockholders.”
Conference Call Information
     The Company will host a conference call on Wednesday, May 6, 2009, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss first quarter 2009 results. To participate in the conference call, domestic participants should dial (800) 510-9836 and international participants should dial (617) 614-3670 approximately 15 minutes before the scheduled conference time. To access the simultaneous webcast of the conference call, please visit the Calendar of Events page under the Investor Relations section of the Company’s website, www.approachresources.com, 15 minutes before the scheduled conference time to register for the webcast and install any necessary software. A replay of the webcast will be available for one year on the Company’s website.
Forward-Looking Statements
     This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including as to the Company’s expected capital expenditures, lease operating and G&A expenses, income tax rate and repayment of long-term debt. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in the Company’s SEC filings. The Company’s SEC filings are available on its website at www.approachresources.com. Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
About Approach Resources Inc.
     Approach Resources Inc. is an independent energy company engaged in the exploration, development, production and acquisition of unconventional natural gas and oil properties in the United States. The Company focuses on natural gas and oil reserves in tight sands and shale. The Company operates in Texas, Kentucky and New Mexico and has non-operated interests in British Columbia. For more information about the Company, please visit www.approachresources.com. Please note that the Company routinely posts important information about the Company under the Investor Relations section of its website.

UNAUDITED RESULTS OF OPERATIONS

	Three Months Ended
	March 31,
	2009	2008

Revenues (in thousands):
Gas	$6,610	$14,872
Oil	2,028	3,085
NGLs	1,427	1,061

Total oil and gas sales	10,065	19,018

Realized gain on commodity derivatives	3,181	61

Total oil and gas sales including derivative impact	$13,246	$19,079

Production:
Gas (MMcf)	1,770	1,666
Oil (MBbls)	59	32
NGLs (MBbls)	68	21

Total (MMcfe)	2,532	1,979
Total (MMcfe/d)	28.13	21.75

Average prices:
Gas (per Mcf)	$3.73	$8.93
Oil (per Bbl)	34.37	97.91
NGLs (per Bbl)	20.99	50.95

Total (per Mcfe)	$3.98	$9.61

Realized gain on commodity derivatives (per Mcfe)	1.26	0.03

Total including derivative impact (per Mcfe)	$5.24	$9.64

Costs and expenses (per Mcfe):
Lease operating	$0.94	$0.71
Severance and production taxes	0.17	0.38
Exploration	—	0.25
General and administrative	1.11	0.98
Depletion, depreciation and amortization	2.74	2.64

APPROACH RESOURCES INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except shares and per-share amounts)

	Three Months Ended
	March 31,
	2009	2008

REVENUES:
Oil and gas sales	$10,065	$19,018

EXPENSES:
Lease operating	2,369	1,397
Severance and production taxes	430	753
Exploration	—	491
General and administrative	2,810	1,946
Depletion, depreciation and amortization	6,948	5,216

Total expenses	12,557	9,803

OPERATING (LOSS) INCOME	(2,492)	9,215

OTHER:
Interest expense, net	(445)	(148)
Realized gain on commodity derivatives	3,181	61
Unrealized gain (loss) on commodity derivatives	2,145	(4,879)

INCOME BEFORE INCOME TAX PROVISION	2,389	4,249
INCOME TAX PROVISION	1,521	1,487

NET INCOME	$868	$2,762

EARNINGS PER SHARE:
Basic	$0.04	$0.13

Diluted	$0.04	$0.13

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	20,760,124	20,622,746
Diluted	20,866,449	20,757,513

UNAUDITED SELECTED FINANCIAL DATA

	March 31,	December 31,
	2009	2008

Unaudited Consolidated Balance Sheet Data (in thousands):

Cash and cash equivalents	$502	$4,077
Other current assets	24,554	30,760
Property and equipment, net, successful efforts method	309,845	303,404

Total assets	$334,901	$338,241

Current liabilities	$20,712	$30,775
Long-term debt	47,717	43,537
Other long-term liabilities	41,149	40,116
Stockholders’ equity	225,323	223,813

Total liabilities and stockholders’ equity	$334,901	$338,241

	Three Months Ended
	March 31,
	2009	2008

Unaudited Consolidated Cash Flow Data (in thousands):

Operating activities	$5,612	$4,863
Investing activities	$(13,363)	$(15,606)
Financing activities	$4,180	$7,290
Effect of foreign currency translation	$(4)	$4
Supplemental Non-GAAP Financial and Other Measures
     This release contains certain financial measures that are non-GAAP measures. We have provided reconciliations within this release of the non-GAAP financial measures to the most directly comparable GAAP financial measures here and on the Non-GAAP Financial Information page in the Investor Relations section of our website at www.approachresources.com.
Adjusted Net Income
     This release contains the non-GAAP financial measures adjusted net income and adjusted earnings per diluted share, which exclude the unrealized, pre-tax gain or loss on commodity derivatives and related income taxes.
     The amounts included in the calculation of adjusted net income and adjusted earnings per diluted share below were computed in accordance with GAAP. We believe adjusted net income and adjusted earnings per diluted share are useful to investors because they provide readers with a more meaningful measure of our profitability before recording certain items whose timing or amount cannot be reasonably determined. However, these measures are provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our SEC filings and posted on our website.
     The following table provides a reconciliation of adjusted net income to net income for the three months ended March 31, 2009 and 2008, respectively (in thousands, except per-share metrics):

	Three Months Ended
	March 31,
	2009	2008

Net income	$868	$2,762
Unrealized (gain) loss on commodity derivatives	(2,145)	4,879
Related income tax effect	729	(1,708)

Adjusted net (loss) income	$(548)	$5,933

Adjusted (loss) earnings per diluted share	$(0.03)	$0.29

EBITDAX
     We define EBITDAX as net income, plus (1) exploration expense, (2) depletion, depreciation and amortization expense, (3) share-based compensation expense, (4) unrealized (gain) loss on commodity derivatives, (5) interest expense and (6) income taxes. EBITDAX is not a measure of net income or cash flow as determined by GAAP. The amounts included in the calculation of EBITDAX were computed in accordance with GAAP. EBITDAX is presented herein and reconciled to the GAAP measure of net income because of its wide acceptance by the investment community as a financial indicator of a company’s ability to internally fund development and exploration activities. This measure is provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our SEC filings and posted on our website.
     The following table provides a reconciliation of EBITDAX to net income for the three months ended March 31, 2009 and 2008, respectively (in thousands, except per-share metrics):

	Three Months Ended
	March 31,
	2009	2008

Net income	$868	$2,762
Exploration	—	491
Depletion, depreciation and amortization	6,948	5,216
Share-based compensation	679	226
Unrealized (gain) loss on commodity derivatives	(2,145)	4,879
Interest expense, net	445	148
Income tax provision	1,521	1,487

EBITDAX	$8,316	$15,209

EBITDAX per diluted share	$0.40	$0.73

Long-Term Debt-to-Capital Ratio
     Long-term debt-to-capital ratio is calculated as of March 31, 2009, and by dividing long-term debt (GAAP) of $47.7 million by the sum of total stockholders’ equity (GAAP) and long-term debt of $273 million. We use the long-term debt-to-capital ratio as a measurement of our overall financial leverage. However, this ratio has limitations. This ratio can vary from year to year for the Company and can vary among companies based on what is or is not included in the ratio on a company’s financial statements. This ratio is provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our SEC filings and posted on our website.

Glossary:
Bbl. One stock tank barrel, of 42 U.S. gallons liquid volume, used herein to reference oil, condensate or NGLs.
Bcfe. Billion cubic feet of natural gas equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of oil, condensate or NGLs.
GAAP. Generally accepted accounting principles in the United States.
MBbl. Thousand barrels of oil, condensate or NGLs.
Mcf. Thousand cubic feet of natural gas.
Mcfe. Thousand cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of oil, condensate or NGLs.
MMcf. Million cubic feet of natural gas.
MMcfe. Million cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of oil, condensate or NGLs.
NGLs. Natural gas liquids.
/d. “Per day” when used with volumetric units or dollars.
Contact:
J. Ross Craft, President and CEO
Steven P. Smart, Executive Vice President and CFO
J. Curtis Henderson, Executive Vice President and General Counsel
Megan P. Brown, Investor Relations and Corporate Communications
Approach Resources Inc.
(817) 989-9000
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